Exhibit 99.1

Press Release:

For Immediate Release

KMG America Provides Update on Strategic Alternative Process and Reports Q2 2007 Earnings Results

KMG America Investor Webcast Today, Tuesday, August 7th at 10:00 A.M. Eastern

Minneapolis, MN, August 7, 2007 – KMG America Corporation (the “Company” or “KMG America”) (NYSE: KMA) today provided a brief update on the progress of the review of its strategic alternatives and reported results for the second quarter of 2007.

UPDATE ON STRATEGIC ALTERNATIVES REVIEW PROCESS

As previously disclosed, the Company retained Keefe Bruyette & Woods, Inc. (“KBW”) to advise management and the Board of Directors regarding strategic alternatives, including the possible sale or merger of the Company. The process is underway and advanced negotiations are occurring.

“The review of strategic alternatives is progressing well,” KMG America’s CEO Kenneth E. Kuk said. “We are currently in negotiations and expect to provide an update as to the ultimate outcome within the next few weeks. While we remain optimistic, we must reiterate that there are no guarantees that this process will result in a transaction.”

SECOND QUARTER FINANCIAL RESULTS

The Company today reported operating income of $0.6 million, or $0.03 per diluted share, for Q2 2007 compared to Q2 2006 operating income of $1.1 million, or $0.05 per diluted share. The analysts’ consensus estimate for Q2 2007 was $0.06 per share. The Company reported net income for Q2 2007 of $0.6 million, or $0.03 per diluted share, compared to net income in Q2 2006 of $1.0 million, or $0.05 per diluted share.

Q2 2007 operating results reflect two unusual items including an increase in tax liabilities of $0.4 million, or $0.02 per diluted share, due to the Company’s decision not to implement a corporate structure change pending the completion of the review of strategic alternatives. As a result, the Company was unable to offset tax losses incurred at the holding company. The second item relates a one-time pretax charge of $0.3 million, or $.01 per diluted share, as a reserve for a potential refund of reinsurance premiums related to possible over-billings extending back to 2001.

Mr. Kuk commented, “Excluding the impact of the two unusual items, operating earnings would have been $0.06 per share, consistent with the analysts’ consensus estimate. Additionally, we are making good progress on several important fronts. Our sales channels continue to produce at a reasonable pace despite the uncertainties created by our announcement to seek strategic alternatives. Our long term care block continues to perform at a satisfactory level and our stop loss claims pattern appears to have stabilized consistent with actions implemented in the first quarter.”

The discussion of operating earnings that follows has been segregated into earnings attributed to the Kanawha legacy business and the earnings of the new large case activity. The Company believes that segregating the earnings results of the new large case activity provides a more meaningful comparison of the financial performance of Kanawha’s legacy business period to period. This earnings derivation is described later in “Notes on Financial Presentation”.

KANAWHA LEGACY RESULTS

Q2 2007 operating income attributed to the Kanawha legacy business was $3.3 million, or $0.15 per diluted share, a decrease from $3.6 million, or $0.16 per diluted share, in Q2 2006. The decline is due primarily to a $0.3 million pretax charge for the potential reinsurance premium refunds discussed above and a reduction in earned premiums that was largely offset by favorable investment income.

Earned premiums reported in Q2 2007 for the Kanawha legacy business were $24.4 million compared to $25.5 million in Q2 2006, due to lower premiums in the legacy Worksite and Acquired businesses. The Acquired business premium for Q2 2007 included the $0.3 million reduction due to the reinsurance premium refund accrual mentioned earlier. These lower premiums were partially offset by a $0.4 million increase in Senior segment premiums which was largely due to the impact of approved rate increases.

Investment income for Q2 2007 improved to $8.4 million compared to $7.6 million in Q2 2006, due primarily to the impact of the investment proceeds from the issuance of $35 million of trust preferred securities in late March, 2007. This increase in investment income was largely offset by a related increase in interest expense.

The benefit ratio reported for the Kanawha legacy business for Q2 2007 increased to 84.6% compared to 82.2% in Q2 2006. The legacy Worksite business experienced a benefit ratio of 75.2% in Q2 2007 compared to 70.4% in Q2 2006, due to reduced premiums and a slight increase in benefit costs. The Senior segment produced a second quarter 2007 benefit ratio of 78.8% compared to 78.3% in the second quarter of 2006. While incurred claims in the Senior segment were down in Q2 2007 compared to Q2 2006, benefit costs increased as a result of increased policy reserves. The benefit ratios reported in the Acquired segment are impacted by experience refunds within certain reinsurance treaties that reduce premiums and policyholder benefits equally. Excluding the impact of these refunds, Q2 2007 benefit ratio was 186.8% compared to 174.9% in Q2 2006, reflecting in part, the impact of the reinsurance premium refund accrual of $0.3 million discussed above. Excluding the impact of this premium refund accrual, the benefit ratio for the Acquired segment for Q2 2007 would have been 164.6% reflecting overall improved claims experience. The high benefit ratios reported in the Acquired segment reflect the fact that much of this business is paid up relative to current and future premium.

NEWER LARGE CASE ACTIVITY RESULTS

Operating losses attributed to the newer large case activity were $2.6 million, or $0.12 per diluted share, in Q2 2007, compared to $2.5 million, or $0.11 per diluted share, in Q2 2006. The modest increase in operating losses was due to a higher tax liability related to the inability to establish a deferred tax asset for Q2 2007 losses incurred at the holding company which contributed to a $0.4 million operating income reduction in Q2 2007, or $0.02 per diluted share.

Premium revenue (net of reinsurance) for Q2 2007 was $17.3 million compared to $5.2 million in Q2 2006 due to the cumulative growth of sales activity across all lines.

Q2 2007 sales results (as measured by new annualized issued premiums) attributed to the new large case activity were $4.5 million compared to $8.2 million reported in Q2 2006. Q2 2007 was a transitory quarter for the new large case sales channel due to the disruption caused by the negative actions taken by the rating agencies and the de-emphasis of stop loss sales activity implemented to improve the overall sales mix. Voluntary benefit product sales for Q2 2007 were $2.1 million compared to Q1 2007 sales of $1.5 million, and $2.5 million in Q2 2006. Stop loss sales as a percent of total sales attributed to the new large case channel for Q2 2007 declined to 54% compared to 86% in Q1 2007 and 67% in Q2 2006, reflecting the Company’s increased focus on voluntary and group product sales through the worksite.

The benefit ratio reported for the new large case activity in Q2 2007 was 83.3% compared to the 66.1% in Q2 2006, due primarily to the increased claim reserve assumptions in the stop loss business that were implemented in Q1 2007.

Expenses for Q2 2007 decreased to $4.5 million compared to $4.7 million in the prior year’s quarter, due to reduced litigation expenses and improved expense management.

STATISTICAL SUPPLEMENT AVAILABLE ON COMPANY WEBSITE

The statistical supplement can be accessed later today on the Company’s website of www.kmgamerica.com via the “Investor Relations” tab, “Financial Reports” tab, and found under the “Quarterly & Other Reports” section.

WEBCAST

The Company will host an investor and analyst webcast today, Tuesday, August 7, 2007, at 10:00 a.m. Eastern. The webcast and replay will be available via: www.kmgamerica.com, analyst/investor tab – for all investors; www.streetevents.com – for institutional investors; and www.earnings.com – for retail investors. The replay will be available starting approximately two hours after the original webcast. The replay will be available through Tuesday, August 21, 2007.

ABOUT KMG AMERICA CORPORATION

KMG America is a holding company that was formed to acquire the Southeastern regional insurance company, Kanawha Insurance Company, and to operate and grow Kanawha’s insurance and other related businesses nationwide. KMG America offers a broad mix of individual and group insurance products and stop-loss coverage along with third-party administration services to employers and to working Americans. For more information visit: www.kmgamerica.com.

NOTES ON FINANCIAL PRESENTATION

Non-GAAP Financial Measures:

Operating Income - To supplement the financial statements presented on a GAAP basis, the Company reported operating income, which is a non-GAAP measure. Operating income is defined as net income excluding realized investment gains/losses (except for realized investment gains/losses that are directly offset by executive deferred compensation expense), net of income taxes. Management believes this non-GAAP measure provides investors, potential investors, securities analysts and others with useful additional information to evaluate the performance of the business, because it excludes items that management believes are not indicative of the operating results of the business. In addition, this non-GAAP measure is used by management to evaluate the operating performance of the Company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income determined in accordance with GAAP.

A reconciliation of the non-GAAP financial measures contained in this release to the most comparable GAAP measures appears in the attached tables.

Presentation of Earnings Results:

The Company has separated the financial performance of KMG America into two primary components: “Kanawha legacy activity” and “newer large case activity”. This is done to highlight the financial performance and trends in the Kanawha business activity that existed prior to the 2004 acquisition (Kanawha legacy activity), and segregate these results from the financial performance related to transforming KMG America into a public company with a national marketing focus (newer large case activity). The financial results in the “newer large case activity” include all public company costs, the cost of the new management team, and all incremental sales and underwriting costs and product revenues associated with sales generated by the new national sales organization.

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause the Company’s actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: implementation of its business strategy; hiring and retaining key employees; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contact:	Tim Daniels
Ph: (952) 930-4807
tim.daniels@kmgamerica.com

KMG America Corporation
Consolidated Statements of Income (unaudited)
(in thousands, except share data and percentages)

	Quarter Ended		Year-to-Date

	6/30/2007	6/30/2006	6/30/2007	6/30/2006

Operating income (1):
Insurance premiums, net of reinsurance	$41,687	$30,662	$81,603	$60,473
Net investment income	8,377	7,619	16,253	14,825
Commission and fee income	4,072	4,117	8,240	8,336
Other income	1,193	923	2,252	1,909

Total revenues	55,329	43,321	108,348	85,543

Policyholder benefits	35,054	24,373	72,597	47,727
Insurance commissions, net of deferrals	4,022	2,924	8,174	5,905
Expenses, taxes, fees and depreciation, net of deferrals	13,474	13,274	27,906	26,126
Amortization of DAC and VOBA (2)	1,108	1,155	3,189	2,333

Total benefits and expenses	53,658	41,726	111,866	82,091

Operating income (loss) before income taxes	1,671	1,595	(3,518)	3,452
(Provision) for income taxes	(1,063)	(543)	(6,064)	(1,173)

Operating income (loss)	608	1,052	(9,582)	2,279

Operating income (loss) per share - diluted	$0.03	$0.05	$(0.43)	$0.10

Items excluded from operating income:
Realized investment gains (losses)	244	(115)	191	96
Deferred compensation expense adjustment (3)	(320)	61	(378)	(136)

Total items excluded from operating income, before tax	(76)	(54)	(187)	(40)
Income taxes, not applicable to operating income	27	19	65	14

Total items excluded from operating income, after tax	(49)	(35)	(122)	(26)

Net income (loss)	$559	$1,017	$(9,704)	$2,253

Net income (loss) per share - diluted	$0.03	$0.05	$(0.44)	$0.10

Weighted-average shares outstanding - diluted:	22,214	22,218	22,213	22,197

Operating income split:
Kanawha legacy	$3,252	$3,557	$5,966	$7,139
Newer large case activity	(2,643)	(2,504)	(15,548)	(4,860)

Total company	$608	$1,052	$(9,582)	$2,279

Operating income per share - diluted
Kanawha legacy	$0.15	$0.16	$0.27	$0.32
Newer large case activity	$(0.12)	$(0.11)	$(0.70)	$(0.22)

Total company	$0.03	$0.05	$(0.43)	$0.10

Annualized operating return on average equity:
Kanawha legacy activity (4)	6.8%	8.2%	6.3%	8.3%
Total company	1.3%	2.2%	-10.1%	2.4%

(1)

Operating income is a non-GAAP measure, and is defined as net income excluding realized investment gains (losses), except for realized investment gains (losses) that are directly offset by executive deferred compensation expense, net of income taxes.

(2)	DAC: deferred acquisition costs; VOBA: value of business acquired.

(3)	Offsetting expense for realized gains (losses) related to executive deferred compensation trading activity.

(4)	Equity attributed to Kanawha legacy business consists of the initial allocation of 2004 IPO proceeds of $155 million increased by retained earnings from the Kanawha legacy business.

KMG America Corporation and Subsidiary
Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2007	December 31, 2006

	(Unaudited)
Assets:
Cash and cash equivalents	$26,797	$21,744
Investments	587,028	558,336

Total cash and investments	613,825	580,080
Accrued investment income	6,789	6,503
DAC	36,044	28,454
VOBA	69,143	70,766
Other assets (1)	144,483	145,911

Total assets	$870,284	$831,714

Liabilities and shareholders’ equity:
Total policy and contract liabilities	$596,472	$572,364
Deferred income taxes	9,940	14,735
Other liabilities (2)	88,835	52,563

Total liabilities	695,247	639,662
Total shareholders’ equity	175,037	192,052

Total liabilities and shareholders’ equity	$870,284	$831,714

Book value per share:
Basic	$7.88	$8.65
Diluted	$7.88	$8.61

Book value per share: (excl FAS 115) (3)
Basic	$8.56	$8.96
Diluted	$8.56	$8.93

Ending shares outstanding:
Basic	22,216	22,212
Diluted (4)	22,216	22,299

(1)	Other assets include reinsurance balances recoverable, real estate and equipment, federal income tax recoverable and other assets.

(2)	Other liabilities include $38.6 million of accounts payable and accrued expenses, $14.1 million of outstanding bank debt and $36.1 million of subordinated debt securities.

(3)	The book values are recalculated excluding $15.1 million of unrealized capital losses, net of taxes, on June 30, 2007. Unrealized capital losses were $7.1 million, net of taxes, on December 31, 2006.

(4)	Diluted shares were calculated using the treasury stock method.

KMG America Corporation
Statistical and Operating Data at or for the Periods Indicated - Unaudited
(in thousands, except percentages)

	Quarter Ended		Year-to-Date

	6/30/2007	6/30/2006	6/30/2007	6/30/2006

SALES RESULTS (issued and paid for annualized premiums):
Worksite insurance segment - Kanawha legacy:
Life	$777	$623	$1,611	$1,025
Cancer	394	441	860	927
Disability income	365	633	893	1,266
Other A&H	296	276	658	486

Total worksite - Kanawha Legacy	1,832	1,973	4,022	3,704

Worksite insurance segment - Newer large case activity:
Core Group Products:
Life	(43)	180	1,683	1,331
Stop loss	2,406	5,487	29,505	18,263
Disability income	38	40	1,391	189
Other A&H	—	—	—	—
Voluntary Benefit Products:
Life	648	935	986	1,057
Cancer	73	64	132	105
Disability income	999	1,165	1,820	2,443
Other A&H	341	365	578	701

Total worksite - New large case activity	4,462	8,236	36,095	24,089

Other Kanawha legacy sales:
Long term care	79	52	122	355

Total sales	$6,373	$10,261	$40,239	$28,148

OTHER KMG AMERICA KEY FINANCIAL INDICATORS:

Effective tax rate	64.9%	34.0%	-161.9%	34.0%

Benefit ratio - total company (1):	84.1%	79.5%	89.0%	78.9%
Kanawha legacy only	84.6%	82.2%	84.2%	81.2%
Newer large case activity only	83.3%	66.1%	95.9%	68.8%

Expense ratio - total company (2):	40.7%	49.9%	43.7%	49.9%
Kanawha legacy only	42.9%	39.7%	44.0%	40.0%
Newer large case activity only	36.9%	108.5%	43.2%	110.2%

Average portfolio yield (3)	5.29%	5.25%	5.25%	5.10%

Average invested assets	$583,254	$532,746	$572,824	$525,911
Average cash/equivalents & short term assets (3)	50,473	47,363	46,639	55,353

Total average cash and invested assets	$633,728	$580,109	$619,463	$581,264

Earned premiums and fees - total company:	$45,759	$34,779	$89,843	$68,809
Kanawha legacy only	28,466	29,612	56,701	59,107
Newer large case activity only	17,293	5,167	33,142	9,702

(1)	Benefit ratio is defined as total policyholder benefits divided by total net premiums.

(2)	Expense ratio is defined as commissions, expenses and amortization of DAC/VOBA (on operating income basis) divided by earned premiums plus commissions/fees.

(3)

Average portfolio yield is defined as net investment income divided by average invested assets, excluding the impact of FAS 115 unrealized gains (losses) plus average cash and equivalents. Average cash/equivalents and short term assets include the portion of initial public offering proceeds that are invested in securities that mature in less than 2 years.